Exhibit 99.1

FOR IMMEDIATE RELEASE

ARC Healthcare Trust II Announces Intent to List

Engages KeyBanc Capital Markets and RCS Capital as Financial Advisors

New York, New York, March 18, 2015 – American Realty Capital Healthcare Trust II, Inc. (“Healthcare Trust II” or the “Company”) today announced that it intends to file an application to list its common stock on a national stock exchange under the symbol “HTI,” and, subject to approval, anticipates that its common stock will begin trading on such exchange during the third quarter of 2015. Concurrent with the listing, the Company intends to change its name to “Healthcare Trust, Inc.”

Healthcare Trust II’s Board of Directors has determined, in consultation with its financial advisors, KeyBanc Capital Markets and RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, that it is in Healthcare Trust II’s best interests to move forward with the listing application. This decision is the result of a process led by the Board of Directors to evaluate possible strategic alternatives designed to maximize long-term shareholder value.

Thomas D’Arcy, Chief Executive Officer of Healthcare Trust II, said, “Listing Healthcare Trust II is an important strategic step to enhance long-term shareholder value and create liquidity. The real estate capital markets, while somewhat volatile, still offer, in our opinion, the best relative strategic alternative to monetize value for our stakeholders, while not foreclosing other options.”

Completion of the listing is subject to final approval by the applicable exchange. There can be no assurance that Healthcare Trust II’s shares of common stock will be approved for listing or, if the shares of common stock are listed, that a liquid market will develop. In addition, because Healthcare Trust II intends to list its common stock during the third quarter of 2015, it will not publish an estimated net asset value.

About Healthcare Trust II

Healthcare Trust II is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013.

The following table sets forth certain operational information for Healthcare Trust II as of December 31, 2014:

Number of assets	118
Square feet	6.3 million
Occupancy	90.9%
Remaining lease term	10.5 years
Leverage	3.5%

Additional information about Healthcare Trust II can be found on its website at http://www.thehealthcarereit2.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors sections of Healthcare Trust II’s Annual Report on Form 10-K filed on March 7, 2014 and Quarterly Report on Form 10-Q filed on November 14, 2014, respectively. Further, forward-looking statements speak only as of the date they are made, and Healthcare Trust II undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations ABackman@arlcap.com (917) 475-2135	Edward F. Lange, Jr. CFO and COO American Realty Capital Healthcare Trust II, Inc. elange@arlcap.com (212) 415-6500